EXHIBIT 99.1

LITHIUM TECHNOLOGY CORPORATION INCREASES

AUTHORIZED CAPITAL STOCK

Plymouth Meeting, Pennsylvania, July 29, 2005. Lithium Technology Corporation (“LTC”) (OTC Bulletin Board: LTHU), announced today that it has amended its Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock to 750 million shares and preferred stock to 100 million shares.

The amendment of the Company’s Restated Certificate of Incorporation to reflect the increase was approved by the Company’s Board of Directors and the holders of a majority of the Company’s common stock. An information statement describing the amendment was mailed to stockholders on July 1, 2005 and became effective on July 28, 2005.

The increase in the number of authorized shares of common stock is needed in order for the Company to have an adequate reserve of common stock available for issuance upon conversion of existing convertible securities and exercise of outstanding options and warrants and to satisfy certain commitments to issue common stock. The increase in the number of authorized shares of common stock is also needed in order to have an adequate reserve of common stock available for issuance in equity financings, including under the Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Of the 100 million authorized shares of preferred stock, 1,000 were designated as Series A Convertible Preferred Stock, which the Company is obligated to deliver to an investor in the Company private placement of A Units which concluded in January 2005.

LTC produces unique large-format rechargeable batteries under the GAIA brand name and trademark. The Company supplies a variety of military, transportation and back-up power customers in the U.S. and Europe from its two operating locations in Plymouth Meeting, Pennsylvania and Nordhausen, Germany. For additional information on the Company’s technology and products, please visit www.lithiumtech.com or www.gaia-akku.com.

The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

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